Exhibit (c)(5)

Special Committee Project Falcon August 14, 2019 Materials CONFIDENTIAL PRELIMINARY DRAFT

Morgan Stanley

PRELIMINARY DRAFT

Yoda Valuation Matrix

Implied Premiums / Multiples at Various Prices

$MM, except where noted

	Share Price	Premium to					Equity Value	Aggregate Value	Street Case AV / Revenue		Mgmt. Low Case AV / Revenue		Mgmt. Base Case AV / Revenue		Mgmt. High Case AV / Revenue	
		Current	Average 30-Day	Average 90-Day	52-Week High	52-Week Low			FY20/CY19	FY21/CY20	FY20/CY19	FY21/CY20	FY20/CY19	FY21/CY20	FY20/CY19	FY21/CY20
		$8.46	*$9.80*	*$14.89*	*$28.85*	*$8.35*			*$760*	*$896*	*$753*	*$843*	*$773*	*$909*	*$773*	*$955*
	$8.46	*0.0%*	*(13.7%)*	*(43.2%)*	*(70.7%)*	*1.3%*	$2,452	$1,644	2.2x	1.8x	2.2x	1.9x	2.1x	1.8x	2.1x	1.7x
Wookiee Offer (8/4/2019)	**$13.75**	*62.5%*	*40.3%*	*(7.6%)*	*(52.3%)*	*64.7%*	$4,191	$3,383	4.5x	3.8x	4.5x	4.0x	4.4x	3.7x	4.4x	3.5x
	$14.00	*65.5%*	*42.8%*	*(5.9%)*	*(51.5%)*	*67.7%*	$4,273	$3,465	4.6x	3.9x	4.6x	4.1x	4.5x	3.8x	4.5x	3.6x
Wookiee Offer (8/6/2019)	**$14.25**	*68.4%*	*45.4%*	*(4.3%)*	*(50.6%)*	*70.7%*	$4,355	$3,547	4.7x	4.0x	4.7x	4.2x	4.6x	3.9x	4.6x	3.7x
	$14.50	*71.4%*	*47.9%*	*(2.6%)*	*(49.7%)*	*73.7%*	$4,437	$3,629	4.8x	4.1x	4.8x	4.3x	4.7x	4.0x	4.7x	3.8x
	$14.75	*74.3%*	*50.5%*	*(0.9%)*	*(48.9%)*	*76.6%*	$4,520	$3,712	4.9x	4.1x	4.9x	4.4x	4.8x	4.1x	4.8x	3.9x
Wookiee Offer (8/14/2019)	**$15.00**	*77.3%*	*53.0%*	*0.8%*	*(48.0%)*	*79.6%*	$4,602	$3,794	5.0x	4.2x	5.0x	4.5x	4.9x	4.2x	4.9x	4.0x
	$15.25	*80.3%*	*55.6%*	*2.5%*	*(47.1%)*	*82.6%*	$4,684	$3,876	5.1x	4.3x	5.1x	4.6x	5.0x	4.3x	5.0x	4.1x
	$15.50	*83.2%*	*58.1%*	*4.1%*	*(46.3%)*	*85.6%*	$4,766	$3,958	5.2x	4.4x	5.3x	4.7x	5.1x	4.4x	5.1x	4.1x
	$15.75	*86.2%*	*60.7%*	*5.8%*	*(45.4%)*	*88.6%*	$4,848	$4,040	5.3x	4.5x	5.4x	4.8x	5.2x	4.4x	5.2x	4.2x
	$16.00	*89.1%*	*63.2%*	*7.5%*	*(44.5%)*	*91.6%*	$4,931	$4,123	5.4x	4.6x	5.5x	4.9x	5.3x	4.5x	5.3x	4.3x
	$16.25	*92.1%*	*65.8%*	*9.2%*	*(43.7%)*	*94.6%*	$5,013	$4,205	5.5x	4.7x	5.6x	5.0x	5.4x	4.6x	5.4x	4.4x
	$16.50	*95.0%*	*68.4%*	*10.8%*	*(42.8%)*	*97.6%*	$5,095	$4,287	5.6x	4.8x	5.7x	5.1x	5.5x	4.7x	5.5x	4.5x

Notes:
1. Market data as of 8/13/2019; average share prices based on trading days; high and low represent closing prices
2. Yoda capitalization from management as of 8/2/2019
3. Yoda street estimates based on Wall Street research as of 6/5/2019; Yoda management estimates as of 7/25/2019; assumes fiscal year ends Feb. 1; projections represent non-GAAP metrics

CONFIDENTIAL

2

Stock Price Performance Since Initial Offer(1) Stock Price Name 8/2/2019 8/13/2019 % Change Yoda $9.46 $8.46 (10.6%) Wookiee $162.68 $158.00 (2.9%) Skywalker $52.41 $49.52 (5.5%) Splunk $126.47 $131.72 4.2% Citrix $93.54 $92.30 (1.3%) LogMeIn $73.62 $71.97 (2.2%) Box $15.54 $13.58 (12.6%) Appian $38.71 $55.01 42.1% Cloudera $6.60 $6.76 2.4% Talend $32.25 $39.52 22.5% Accenture $193.01 $192.88 (0.1%) Infosys $11.13 $10.78 (3.1%) Cognizant $63.49 $61.74 (2.8%) Wipro $3.78 $3.64 (3.7%) Atos $78.02 $76.53 (1.9%) Genpact $39.26 $41.00 4.4% Notes: 1. Market data as of 8/13/2019 3 CONFIDENTIAL Median (2.3%) Services Comps Median 2.4% Infrastructure Software Comps Parties Involved PRELIMINARY DRAFT